UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2009

ENTRUST, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-24733

Maryland	621670648
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5400 LBJ Freeway, Suite 1340, Dallas, Texas 75240

(Address of principal executive offices, including zip code)

972-728-0447

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

As previously announced, on April 12, 2009, Entrust, Inc., a Maryland corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, HAC Acquisition, Inc, a Delaware corporation (“Newco”), and Helen Acquisition Corporation, a Maryland corporation and a wholly owned subsidiary of Newco (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub would be merged with and into the Company, and as a result the Company would continue as the surviving corporation and a wholly owned subsidiary of Newco (the “Merger”). Newco is controlled by the private equity fund Thoma Bravo, LLC (“TB”).

On July 9, 2009, the board of directors of the Company approved the execution, delivery and performance of an amendment to the Merger Agreement (the “Amendment”), pursuant to which TB would acquire through Newco all of the outstanding shares of the Company for $2.00 per share in cash, and the consummation of the Merger.

Also as previously announced, a special meeting of the stockholders of Entrust was postponed from July 10, 2009 to July 28, 2009 during which stockholders would vote on whether or not to approve the Merger. On July 28, 2009, at Entrust’s special meeting of stockholders, the Merger was approved by the affirmative vote of holders of more than two-thirds of the outstanding shares of Entrust common stock outstanding and issued as of the record date.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth in Item 5.01 is incorporated herein by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the Merger, the Company no longer fulfills the numerical listing requirements of the Nasdaq Global Select Market (“Nasdaq”). Accordingly, following completion of the Merger, the Company notified Nasdaq and requested that Nasdaq (i) withdraw the Common Stock from listing on Nasdaq prior to the open of trading on July 29, 2009 and (ii) file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to report that the Common Stock is no longer listed on Nasdaq. As a result, the Common Stock will no longer be listed on Nasdaq. The Company also intends to file with the SEC a certification on Form 15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requesting that the Common Stock be deregistered and that the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.

Item 3.03. Material Modification to Rights of Security Holders.

In connection with the consummation of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive $2.00 per share in cash, without interest and subject to applicable withholding taxes.

Item 5.01. Changes in Control of Registrant.

On July 28, 2009, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Newco.

Based on the per share consideration of $2.00, the amount of consideration used was equal to approximately $123,000,000. The funds used by Newco to consummate the Merger were from equity contributions by Thoma Bravo Fund IX, L.P. and proceeds received by Newco in connection with a debt financing with Wells Fargo Foothill, LLC and Bank of Montreal.

The information contained in the Introduction above is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the consummation of the Merger and in accordance with the Merger Agreement, each of the directors of the Company were replaced and the directors of Merger Sub became the directors of the Company as of the effective time of the Merger.

In connection with the consummation of the Merger and in accordance with the Merger Agreement, the officers of Merger Sub became the officers of the Company as of the effective time of the Merger.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the Merger Agreement, at the effective time of the Merger, the Company’s certificate of incorporation was amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the effective time of the Merger (except that the name of the surviving corporation set forth therein is “Entrust, Inc.”), and such amended and restated certificate of incorporation became the certificate of incorporation of the surviving corporation.

Pursuant to the Merger Agreement, at the effective time of the Merger, the bylaws of Merger Sub, as in effect immediately prior to the effective time of the Merger, became the bylaws of the surviving corporation. Following the Merger, the bylaws of the surviving corporation will be amended to provide that the name of the surviving corporation set forth therein is “Entrust, Inc.”

Item 8.01. Other Events

Closing of the Merger

On July 28, 2009, pursuant to the terms of the Merger Agreement, the parties consummated the Merger and Merger Sub merged with and into the Company, with the Company being the surviving corporation and a wholly owned subsidiary of Newco.

On July 28, 2009, the Company issued a press release (the “Press Release”) announcing that the parties had consummated the merger. A copy of the Press Release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated July 28, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRUST, INC.

Date: July 28, 2009	/s/ F. William Conner
F. William Conner President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated July 28, 2009.